Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended June 30, 2008

Amsterdam, the Netherlands – August 6, 2008: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2008. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2008.

Highlights for the quarter ended June 30, 2008 as compared to the results for the same period last year (unless noted) include:

•	Organic[1] additions of 88,000 RGUs[2] during the quarter

•	Increased organic digital cable additions by over 200%

•	Revenue growth of 7% to €882 million

•	Operating cash flow (“OCF”)[3] growth of 16% to €402 million

•	OCF margin[4] of 45.6%, a 370 basis point improvement

•	Operating income growth of 82% to €121 million

Financial Results

Consolidated revenue for the three and six months ended June 30, 2008 increased to €882 million and €1,752 million, respectively. As compared to the prior year periods in 2007, our revenue figures for the three and six months ended June 30, 2008 represent growth rates of 7% and 6%, respectively. Rebased5 revenue growth, which is growth adjusted for acquisitions and foreign currency effects, was approximately 5% for both the three and six months ended June 30, 2008, as compared to the respective prior year periods. Our rebased growth rate for both periods primarily reflects the positive impact of subscriber increases to our advanced services6.

In terms of our rebased revenue growth, VTR and UPC Broadband (“UPC”) attained growth rates of 13% and 4%, respectively, during the second quarter of 2008, as compared to the corresponding prior year period. VTR’s growth rate represents a 290 basis point improvement over its corresponding rebased revenue growth rate in the first quarter of 2008. UPC’s rebased revenue growth rate stabilized in the

[1]

Organic figures exclude revenue generating units (“RGUs”) of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[2]	Please see footnotes to the operating data table for the definition of RGUs.

[3]	Please see page 9 for a definition of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]

For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2008 results and (ii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 5 for supplemental information.

[6]	Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

second quarter as compared to the first quarter of 2008, aided in part by increased contribution from digital cable revenue. However, UPC’s revenue growth rate continues to be impacted by internet and telephony ARPU7 compression in most markets, as well as analog video churn.

For the three and six months ended June 30, 2008, we reported OCF of €402 million and €795 million, respectively, a 16% increase during both periods, as compared to the corresponding periods of last year. In terms of OCF, we realized rebased growth of 14% for both the three and six months ended June 30, 2008, as compared to the corresponding 2007 periods. Specifically, as it relates to the second quarter, we achieved rebased OCF growth of 12% at UPC, led by Ireland, Poland and Slovakia, and 23% at VTR. Additionally, our rebased growth has benefitted from our ability to maintain and control UPC’s central and corporate costs, as decreases in these costs contributed to 9% and 6% OCF improvements for UPC’s central and corporate operations during the three and six months ended June 30, 2008, respectively, as compared to the corresponding prior year periods.

OCF margin expansion remains a core focus and key measure of our operational progress. For the three and six months ended June 30, 2008, our OCF margin reached 45.6% and 45.4%, respectively. These OCF margins represent 370 and 380 basis point improvements over the comparable periods in 2007. Similar to the first quarter, our second quarter OCF margin improvement was largely driven by our Western European and Chilean segments, which achieved margin increases of 390 and 360 basis points, respectively, as compared to the corresponding prior year periods.

Subscriber Statistics

At June 30, 2008, we had 10.6 million customers subscribing to 15.7 million total services. Of our total RGU base, video accounts for 64% or 10.0 million RGUs, broadband internet accounts for 22% or 3.5 million RGUs, and telephony accounts for the remaining 14% or 2.2 million RGUs. We continue to experience strong growth in our advanced services, adding over 1.8 million RGUs in the last twelve months. As a result, advanced services now represent 8.0 million or 51% of our total subscription base at June 30, 2008. Similarly, we have increased our bundled customers in the last year by 20% to 3.4 million or 32% of our customer base. This reflects an increase in our bundled customers of over 550,000 since June 30, 2007.

For the quarter ended June 30, 2008, we added 88,000 RGUs on an organic basis, representing a 21% decrease from our 110,000 organic subscriber gain in the quarter ended June 30, 2007. This decrease of 22,000 in organic subscriber additions on a year-over-year basis consisted of declines in organic subscriber additions of 16,000 and 6,000 at VTR and UPC, respectively.

Specifically, our 88,000 organic additions in the second quarter reflect combined subscriber additions from telephony and broadband internet of 190,000 and video subscriber losses of 102,000. In terms of our second quarter organic telephony additions, we experienced a gain of 97,000, a 7% increase over the quarter ended June 30, 2007. Our Western European operations experienced an organic gain of 20,000 telephony subscribers over last year’s second quarter, led largely by contributions from Austria and Switzerland. With respect to broadband internet, we added 92,000 organic subscribers, which conversely were down 7% or 7,000 from last year’s second quarter due in large part to lower additions from VTR.

At June 30, 2008, our 10.0 million video subscriber base consisted of 7.7 million analog cable and MMDS8, and 2.3 million digital cable and DTH subscribers. Our organic loss of 102,000 video subscribers in the second quarter of 2008 resulted from organic subscriber losses of 49,000 and 63,000 at our Western European and Central and Eastern European operations, respectively, and an organic subscriber gain of 10,000 at VTR. Similar to our first quarter, we continue to experience heightened competition for analog subscribers in many of our markets. Almost 90% of our second quarter organic video loss was attributable to the Netherlands, Romania, Ireland and the Czech Republic, although both the Netherlands and the Czech Republic did demonstrate modest improvements sequentially from the first quarter of 2008, partially as a result of strong digital cable additions and churn reduction initiatives.

[7]	ARPU refers to the average monthly subscription revenue per average RGU.

[8]	MMDS refers to multi-channel multipoint (microwave) distribution system subscribers.

The video highlight of the second quarter was our digital cable business, which experienced record quarterly organic additions of 222,000 RGUs, which represents 218% growth over the quarter ended June 30, 2007 and a 57% sequential increase over the quarter ended March 31, 2008. Contributing to our totals in the second quarter were our newest digital markets, Hungary and Poland, which added a combined 59,000 digital cable subscribers. Additionally, several other markets experienced improvements on both a year-over-year and a sequential basis, including the Netherlands, Austria, and VTR. With a digital product now offered in each of our markets, we are focused on driving consolidated digital penetration9 beyond its current level of 19% and are well-positioned to upsell ARPU enhancing products, such as the digital video recorder, high definition and video-on-demand, across our digital customer base.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of June 30, 2008, UPC Holding operated state-of-the-art networks that served 10.6 million customers across 11 countries in Europe and Chile.

Disclaimer

This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, the timing and impact of our roll-out of digital and broadband products and services, our borrowing availability after completion of our second quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance, and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg SCA’s €300 million Senior Notes due 2016 became the direct obligation of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the

[9]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2008 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of August 2008, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations	Corporate Communications
Christopher Noyes +1.303.220.6693 K.C. Dolan +1.303.220.6686 Molly Bruce +1.303.220.4202	Bert Holtkamp +31.20.778.9447

Selected Financial Data

The following tables provide selected, preliminary revenue and operating cash flow data for the three and six months ended June 30, 2008 and 2007 for each reportable segment of UPC Holding. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At June 30, 2008, our operating segments in UPC Holding provided services in 11 countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia.

On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom Holdings GmbH and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global’s indirect 80% interest in VTR Global Com, S.A. was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transfers and UPC Holding’s 2007 results have consequently been restated to include Cablecom and VTR for all periods presented.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2007, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three and six months ended June 30, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2008 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2007 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2008. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended June 30, 2007 include Telesystems Tirol and five small acquisitions in Europe and for the six months include Telesystems Tirol and seven small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s June 30, 2008 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (“FX”), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€198.8	€193.3	€5.5	2.8%	2.8%	—
Switzerland	171.8	157.5	14.3	9.1%	6.8%	—
Austria	92.1	90.7	1.4	1.5%	1.5%	—
Ireland	61.2	55.4	5.8	10.5%	10.5%	—

Total Western Europe	523.9	496.9	27.0	5.4%	4.7%	3.7%

Hungary	69.4	69.6	(0.2)	(0.3)%	(0.4)%	—
Other Central and Eastern Europe	162.2	145.0	17.2	11.9%	6.2%	—

Total Central and Eastern Europe	231.6	214.6	17.0	7.9%	4.1%	3.6%

Central and corporate operations	1.7	1.1	0.6	54.5%	54.5%	—

Total UPC Broadband Division	757.2	712.6	44.6	6.3%	4.6%	3.7%

VTR (Chile)	124.6	114.6	10.0	8.7%	12.7%	12.7%

Total UPC Holding	€881.8	€827.2	€54.6	6.6%	5.7%	4.9%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€399.5	€385.5	€14.0	3.6%	3.6%	—
Switzerland	340.0	315.6	24.4	7.7%	6.0%	—
Austria	185.3	182.2	3.1	1.7%	1.7%	—
Ireland	120.1	111.6	8.5	7.6%	7.6%	—

Total Western Europe	1,044.9	994.9	50.0	5.0%	4.5%	3.5%

Hungary	136.1	138.3	(2.2)	(1.6)%	(0.3)%	—
Other Central and Eastern Europe	318.9	285.0	33.9	11.9%	7.2%	—

Total Central and Eastern Europe	455.0	423.3	31.7	7.5%	4.8%	3.9%

Central and corporate operations	3.0	5.2	(2.2)	(42.3)%	(42.3)%	—

Total UPC Broadband Division	1,502.9	1,423.4	79.5	5.6%	4.4%	3.5%

VTR (Chile)	249.0	225.5	23.5	10.4%	11.3%	11.3%

Total UPC Holding	€1,751.9	€1,648.9	€103.0	6.2%	5.3%	4.5%

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€109.6	€98.4	€11.2	11.4%	11.4%	—
Switzerland	88.3	76.1	12.2	16.0%	13.9%	—
Austria	48.9	44.1	4.8	10.9%	10.9%	—
Ireland	22.8	17.8	5.0	28.1%	28.1%	—

Total Western Europe	269.6	236.4	33.2	14.0%	13.4%	12.2%

Hungary	35.1	36.2	(1.1)	(3.0)%	(2.8)%	—
Other Central and Eastern Europe	84.2	73.2	11.0	15.0%	7.8%	—

Total Central and Eastern Europe	119.3	109.4	9.9	9.0%	4.3%	4.7%

Central and corporate operations	(39.3)	(43.0)	3.7	8.6%	8.6%	—

Total UPC Broadband Division	349.6	302.8	46.8	15.5%	13.2%	12.3%

VTR (Chile)	52.5	44.1	8.4	19.0%	23.3%	23.3%

Total UPC Holding	€402.1	€346.9	€55.2	15.9%	14.5%	13.6%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€222.0	€196.0	€26.0	13.3%	13.3%	—
Switzerland	176.6	154.8	21.8	14.1%	12.4%	—
Austria	94.7	88.2	6.5	7.4%	7.4%	—
Ireland	45.4	35.1	10.3	29.3%	29.3%	—

Total Western Europe	538.7	474.1	64.6	13.6%	13.1%	12.0%

Hungary	69.3	70.1	(0.8)	(1.1)%	0.4%	—
Other Central and Eastern Europe	163.7	140.8	22.9	16.3%	10.1%	—

Total Central and Eastern Europe	233.0	210.9	22.1	10.5%	6.8%	6.6%

Central and corporate operations	(79.5)	(84.9)	5.4	6.4%	6.4%	—

Total UPC Broadband Division	692.2	600.1	92.1	15.3%	13.6%	12.6%

VTR (Chile)	102.9	85.7	17.2	20.1%	20.9%	20.9%

Total UPC Holding	€795.1	€685.8	€109.3	15.9%	14.5%	13.6%

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of June 30, 2008 and March 31, 2008:

	As of June 30, 2008	As of March 31, 2008
	amounts in millions
UPC Broadband Holding Bank Facility	€5,322.4	€4,841.8
UPC Holding Facility	—	250.0
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016	300.0	300.0
VTR Bank Facility[10]	298.8	297.5
Other debt, including capital lease obligations	23.9	29.7

Total third party debt	€6,745.1	€6,519.0

Cash and cash equivalents	€146.6	€61.4
Restricted cash[11]	301.0	299.7

Total cash and cash equivalents including restricted cash	€447.6	€361.1

As of June 30, 2008, total third-party debt, including other debt and capital lease obligations, was €6,745 million, while total cash and cash equivalents including restricted cash was €448 million. The UPC Broadband Holding Bank Facility includes borrowings under Facilities M and N term loans as well as any amounts drawn from the €1.08 billion in redrawable term loan Facilities I (€250 million) and L (€830 million). The increase in the UPC Broadband Holding Bank Facility of approximately €480 million between June 30, 2008 and March 31, 2008 is principally due to borrowings in the quarter of €225 million under Facility L and the roll-in of our €250 million UPC Holding Facility into Facility M of the UPC Broadband Holding Bank Facility, which roll-in became effective on May 16, 2008. As a result of the roll-in, the new €250 million in Facility M has improved interest and maturity terms, with interest at EURIBOR plus 2.0% and a maturity of December 31, 2014.

As of June 30, 2008, UPC Holding had maximum undrawn commitments under Facilities I and L of €855 million. Of this amount, we estimate that we will have approximately €732 million of availability upon completion of our second quarter bank reporting requirements.

Covenant Calculations

Based on the results for June 30, 2008 and subject to the completion of second quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.55x3. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.23x12.

[10]

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

[11]	Of this amount, €299 million and €298 million of restricted cash as of June 30, 2008 and March 31, 2008, respectively, relates to our VTR Bank Facility.

[12]

Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	amounts in millions
UPC Broadband Division:
The Netherlands	€24.6	€40.5	€66.3	€92.0
Switzerland	45.7	39.3	74.5	76.5
Austria	19.3	13.1	30.7	26.6
Ireland	18.3	20.4	34.7	45.7

Total Western Europe	107.9	113.3	206.2	240.8

Hungary	19.8	14.1	37.5	30.0
Other Central and Eastern Europe	55.2	39.4	100.1	74.3

Total Central and Eastern Europe	75.0	53.5	137.6	104.3

Central and corporate operations	18.4	17.2	36.3	44.8

Total UPC Broadband Division	201.3	184.0	380.1	389.9

VTR (Chile)	28.9	29.6	60.1	60.7

Total UPC Holding	€230.2	€213.6	€440.2	€450.6

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. A reconciliation of UPC Holding’s segment operating cash flow to operating income is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	amounts in millions
Total segment operating cash flow	€402.1	€346.9	€795.1	€685.8
Stock-based compensation expense	(9.8)	(13.7)	(18.2)	(27.8)
Depreciation and amortization	(276.2)	(270.7)	(546.5)	(541.2)
Related party fees and allocations, net	7.4	5.6	8.1	10.3
Impairment, restructuring and other operating charges, net	(2.3)	(1.5)	(5.0)	(4.1)

Operating income	€121.2	€66.6	€233.5	€123.0

Operating Data Table

	Operating Data – June 30, 2008 - UPC Holding B.V. Consolidated
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)		Video					Internet		Telephony
				Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,723,500	2,616,800	2,091,700	3,273,500	1,496,600	592,100	—	—	2,088,700	2,616,800	658,700	2,554,100	526,100
Switzerland(13)	1,866,000	1,325,000	1,562,800	2,350,800	1,240,300	321,300	—	—	1,561,600	1,515,000	479,700	1,513,000	309,500
Austria	1,109,200	1,109,200	758,700	1,196,000	451,600	106,100	—	—	557,700	1,109,200	433,700	1,109,200	204,600
Ireland	863,300	448,400	575,400	670,400	239,800	226,500	—	96,300	562,600	448,400	89,300	298,100	18,500

Total Western Europe	6,562,000	5,499,400	4,988,600	7,490,700	3,428,300	1,246,000	—	96,300	4,770,600	5,689,400	1,661,400	5,474,400	1,058,700

Hungary	1,178,600	1,135,500	974,000	1,382,100	640,500	48,100	173,500	—	862,100	1,135,500	305,500	1,138,000	214,500
Romania(14)	2,061,700	1,610,300	1,314,300	1,651,400	1,131,600	52,800	130,000	—	1,314,400	1,485,000	218,200	1,423,100	118,800
Poland	1,979,100	1,629,500	1,070,700	1,491,800	1,002,000	11,300	—	—	1,013,300	1,629,500	343,000	1,583,900	135,500
Czech Republic	1,285,300	1,137,700	783,500	1,071,400	373,600	186,400	119,900	—	679,900	1,137,700	283,700	1,113,900	107,800
Slovakia	465,900	354,500	294,800	348,300	240,100	11,000	30,000	6,700	287,800	325,300	46,800	233,800	13,700
Slovenia	199,100	145,100	149,300	210,900	144,100	1,300	—	3,900	149,300	145,100	45,900	145,100	15,700

Total Central and Eastern Europe	7,169,700	6,012,600	4,586,600	6,155,900	3,531,900	310,900	453,400	10,600	4,306,800	5,858,100	1,243,100	5,637,800	606,000

Total UPC Broadband Division	13,731,700	11,512,000	9,575,200	13,646,600	6,960,200	1,556,900	453,400	106,900	9,077,400	11,547,500	2,904,500	11,112,200	1,664,700

VTR (Chile)	2,464,300	1,690,200	1,017,700	2,011,800	602,900	267,200	—	—	870,100	1,690,200	564,000	1,668,100	577,700

Total UPC Holding B.V.	16,196,000	13,202,200	10,592,900	15,658,400	7,563,100	1,824,100	453,400	106,900	9,947,500	13,237,700	3,468,500	12,780,300	2,242,400

Footnotes to Operating Data Table:

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 598,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of June 30, 2008 exclude an aggregate of 61,200 mobile telephony subscribers in the Netherlands. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2008 subscriber table is based on March 31, 2008 data. In our June 30, 2008 subscriber table, Cablecom’s partner networks account for 66,000 Customer Relationships, 99,500 RGUs, 37,700 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 37,700 Internet Subscribers, and 24,100 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2008 subscriber table.

(14)	As previously reported, we did not disconnect any non-paying subscribers in Romania during the first quarter of 2008 due to an ongoing conversion to a new billing system. Following the completion of the billing system conversion during the second quarter of 2008, we reinitiated Romania’s non-pay disconnect procedures and processed the backlog of non-pay disconnects and the normal disconnect activity for the quarter.

Additional General Notes to Tables:

With respect to Chile residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.